Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333- 292403), Form S-3 (Nos. 333-207199, 333-254205, and 333-277973), and Form S-8 (Nos. 333-288420, 033-64061, 333-218691, 333-224508, and 333-256763) of our reports dated
February 27, 2026, with respect to the consolidated financial statements of First Mid Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

St. Louis, Missouri

February 27, 2026